Exhibit 99.1

WellPoint to Reduce Operating Expenses for Continued Long-Term Success

INDIANAPOLIS – January 16, 2009 – WellPoint, Inc. (NYSE: WLP) today announced it is streamlining its administrative cost structure in response to the ongoing economic downturn as it continues to manage its business for long-term success.

As part of this initiative, WellPoint is eliminating approximately 1,500 positions. This includes the elimination of more than 900 open positions. The approximately 600 associates affected by the layoff will receive both severance pay and outplacement assistance in accordance with WellPoint’s policies. WellPoint anticipates these actions will result in a fourth quarter 2008 after-tax charge of approximately $24 million.

“With the current state of the economy we made the difficult decision to adjust the size of our workforce as we continue to meet our members’ needs while appropriately controlling operating expenses,” said Angela F. Braly, president and chief executive officer of WellPoint, Inc. “We remain committed to providing our members with the high-quality customer service they expect and developing innovative solutions to address the rising costs of health care.”

Customer service to all members remains a high priority for WellPoint. This adjustment to the size of its workforce does not impact any existing compliance staff involved in its Medicare Advantage or Medicare Part D compliance process.

“WellPoint remains a financially strong company with a diverse investment portfolio and ample liquidity,” said Wayne DeVeydt, chief financial officer, WellPoint, Inc. “We proactively manage our business and make adjustments based on market conditions while striving to provide the best value through innovative products and services.”

“We continue to build on momentum from our 2008 performance improvement plan, making the necessary changes to enhance our claims processing and customer service functions and streamlining operations,” said Braly. “We will continue to make the necessary adjustments to meet our customer and financial commitments for 2009. We intend to discuss our 2008 performance and our 2009 outlook in our earnings release on January 28, 2009.”

About WellPoint, Inc.

WellPoint is committed to improving the lives and health of the people and communities we serve by simplifying the connection between health, care and value. Our goal is to help shape the impact each health care decision has on individuals, the health care system at-large, and our communities. WellPoint’s more than 42,000 associates work every day to help create the best health care value for our customers. Through collaborations with providers and with innovative programs, WellPoint’s affiliated health plans reward healthy lifestyles and quality, safe and effective care. As the nation’s largest health benefits company, with more than 35 million members in its affiliated health plans, WellPoint is at the center of the health care system. This position provides us with the relationships and insights needed to help create affordable and actionable solutions that improve health care.

As an independent licensee of the Blue Cross and Blue Shield Association, WellPoint serves members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), Wisconsin; and through UniCare. Additional information about WellPoint is available at www.wellpoint.com.

Media:

Cheryl Leamon

317-225-9606

Cheryl.Leamon@wellpoint.com

Kristin Binns

917-697-7802

Kristin.Binns@wellpoint.com

Investor Relations:

Michael Kleinman

317-488-6713

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The Company and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements in this report, in presentations, press releases, filings with the Securities and Exchange Commission, or SEC, and reports to shareholders and in meetings with analysts and investors. The projections referenced in this report are forward-looking and they are intended to be covered by the safe harbor for “forward-looking statements” provided by PSLRA. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend”, “estimate”, “project” and similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include those discussed and identified in our public filings with the SEC; and, risks and uncertainties regarding estimated severance costs, including changes in the actual number as compared to the assumed number for the Company’s tax rate, amount of severed employees and amount payable to severed employees. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by federal securities law, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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